OFFICE LEASE

BASIC TERMS ( IF THERE IS ANY CONFLICT OR INCONSISTENCY BETWEEN THE BASIC TERM AND THE TERMS OF THE LEASE, THE TERM OF THE LEASE SHALL GOVERN AND OVERRIDE THE BASIC TERMS)



1. LANDLORD: Fercan Developments Inc.


2. LANDLORD'S ADDRESS:                       193  King  Street  East  Site  200,
                                             Toronto, Ontario M5A 1J5


3. TENANT:                                   Northern Ethanol ( Canada) Inc.




4. TENANT'S ADDRESS:                         193  King  Street  East  Site  300,
                                             Toronto, Ontario M5A 1J5


5. TENANT'S TRADE NAME:                      Northern Ethanol


6. USE:                                      Office


7. LEASED PREMISES:                          All of the 3rd Floor, 193 King
                                             Street East, Toronto, Ontario


8. GROSS LEASEABLE AREA:                     7200 square feet


9. TERM:                                     5  years,  commencing  June1,  2006
                                             (the   "Commencement   Date")   and
                                             ending on May 31st, 2011


10. BASE RENT:                               $25.00 PER Square foot



11. DEPOSIT:                                 $15,000 plus GST



12. OPTION TO EXTEND:                        One  extension  period for five (5)
                                             years  at  then  prevailing  market
                                             rents but in no event less than the
                                             Base Rent

                    THIS LEASE is dated as of April 11, 2006


                    BETWEEN:


                             FERCAN DEVELOPMENTS INC

                                (the "Landlord")



                                      -and-



                         NORTHERN ETHANOL ( CANADA) INC.

                                 (the "Tenant")


                         ARTICLE 1. - ARTICLE 1 - GRANT

Section 1.1 - The Leased Premises

      The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises, to have and to hold for the Term, unless sooner terminated.

Section 1.2 - Use of Common Elements

      The Tenant has the non-exclusive and non-transferable (except in accordance with Article 9) right to use the stairways and the entrance to the Building ( the "Common Areas") in common with others entitled to do so, for the purposes for which they are intended, subject to this Lease.

Section 1.3 - Quiet Enjoyment

      If the Tenant performs its obligations under this Lease, it may hold and use the Leased Premises without interference by the Landlord or any other Person claiming by, through or under the Landlord, subject to the terms of this Lease.

Section 1.4 - First Option to Extend

      Provided that:

(a) the Tenant pays the Rent as and when due and punctually observes and performs its covenants, obligations and agreements under and in accordance with the terms of this Lease;

(b) an Event of Default has not occurred; and

(c) the Tenant gives the Landlord not more than twelve (12) months, nor less than six (6) months, written notice prior to the expiry of the initial Term of its intention to extend the Term;

then, the Tenant will have the right to extend the Term upon the expiry of the initial Term for a period of five (5) years (the "First Extended Term") upon the same terms and conditions as are set out in this Lease, except that:

     (i) there will be no further right to extend the Term:

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                                     Page 3


     (ii) if the Landlord requires, the Tenant will promptly (1) execute a new net lease for the First Extended Term on the Landlord's then current standard form of net lease for the Leased Premises, in such form as is agreed to by the parties and their respective solicitors, acting reasonably, which form may include the then current definitions and formulae for the calculation of Additional Rent, or (2) execute an extension agreement prepared by the Landlord at the Tenant's expense giving effect to the First Extended Term; and

     (iii) the Base Rent shall be mutually agreed upon between the Landlord and the Tenant based upon the then current fair market rental in respect of the Leased Premises, provided that the Base Rent shall in no event be less than the Base Rent payable by the Tenant for the last year of the initial Term, and provided further that if the parties are unable to agree as to the determination of the Base Rent payable by the Tenant during the First Extended Term by no later than three (3) months prior to the expiry of the initial Term, then, the Base Rent shall be determined by arbitration in accordance with the Arbitrations Act of Ontario. If the Base Rent has not been determined by the commencement of the First Extended Term, the Tenant shall continue to pay Base Rent at 110% of the annual rate payment immediately prior to the expiry of the initial Term until such Base Rent is determined and within ten (10) days after the Base Rent for the First Extended Term is determined, the Tenant shall pay to the Landlord any amount retroactively owing from the commencement of the First Extended Term. For the purposes of this Section 1.4 the term "fair market rental" means the fair market basic minimum rental in respect of the Leased Premises having regard to renewal rents then being obtained for premises that are similarly sized, located and fixtured.

             If the Tenant fails to exercise the foregoing option to extend the Term in accordance with this Section 1.4 or if the other conditions set out in this Section 1.4 are not satisfied, then, notwithstanding anything contained in this Section 1.4 to the contrary, this option to extend shall be null and void.

             In the event the Tenant exercises its option to extend the initial Term in accordance with the provisions of this Section 1.4, then, the amount of the Base Rent payable for the last month of the First Extended Term plus GST shall be paid by the Tenant to the Landlord on or before the first day of the First Extended Term as a Deposit.

                            ARTICLE 2 - CONSTRUCTION

Section 2.1 - Acceptance of the Leased Premises

         The Tenant acknowledges and agrees that it is accepting possession of the Leased Premises in an "as is" condition as of the commencement of the Term and that the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Leased Premises. All renovations, alterations or improvements in or to the Leased Premises are the sole responsibility of the Tenant and shall be undertaken or completed at the Tenant's expense and strictly in accordance with the provisions of this Lease.


                                ARTICLE 3 - RENT


         Section 3.1 - Base Rent - The Tenant shall pay as Base Rent the sum of $25.00 per square foot of Gross Leaseable Area plus GST without deduction or set-off, yearly and every year during the Term, as Base Rent, All Rent is payable in Canadian dollars in advance, on the FIRST (1ST) day of each and every month during the Term (commencing June 1, 2006). Payments shall be made by cheque or money order, payable to the Landlord at the address set out on the front page of this Lease, or as it may direct from time to time.


         Section 3.2 - Taxes

(a) The Tenant agrees to pay to the Landlord its Proportionate Share of any escalation in the Realty Taxes over the base year 2006.

         Section 3.3 - Operating Costs

(a) The Tenant agrees to pay its Proportionate Share of any increase in the Operating Costs over the base year of 2006.



Section 3.4 - Payment of Additional Rent

(a) The Landlord may estimate any amounts of which the Tenant is to pay its Proportionate Share, or regular contribution, as herein provided, at the commencement of each Lease year and the Tenant will pay to the Landlord its Proportionate Share, or other contribution, of the estimated amounts in equal monthly instalments in advance throughout the period for which the estimate is made. The Landlord may periodically revise its estimates and notify the Tenant of the revised estimates, and the Tenant's monthly payments will be adjusted accordingly.

(b) Within hundred and twenty (120) days of the end of the Lease Year, or the Term (or in the case of Realty Taxes, after receipt of the final bills) the Landlord will make a final determination of the amounts of which the Tenant has paid its Proportionate Share, or other contribution, and will provide to the Tenant a statement of the actual amounts payable by the Tenant, showing in reasonable detail the determination of the costs and the calculation of the Tenant's payment. Any amounts owing by the Tenant to the Landlord will be paid within ten (10) days after the date of delivery of the statement by the Landlord. Any amounts owing by the Landlord to the Tenant will be credited to the Tenant's account, without interest.

All Additional Rent payable under this Lease shall be charged to the Tenant as Rent and, unless otherwise provided in this Lease, shall be payable on demand, without deduction or set-off, as soon after the end of the Lease Year in which the charge is made as the amount can be determined. The Landlord, acting reasonably, may in each Lease Year estimate the amount of Additional Rent payable for that Lease Year. At the Landlord's option the Additional Rent may be payable in equal monthly instalments, on the same dates as the payment of Base Rent is due, during the Lease Year or the balance of the Term, whichever is shorter. If monthly instalments are made, the amount of the Additional Rent actually due shall be calculated within one hundred and twenty (120) days of the end of the Lease Year, or the Term, and the Tenant shall pay the deficiency, if any, on demand, or the Landlord shall credit the Tenant with any overpayment, such overpayment to be applied in payment of the instalments of Rent next falling due, or if the Term has expired, the overpayment shall be repaid to Tenant.


Section 3.5 - Post-dated Cheques or Pre-Authorized Payment Plan

         The Tenant will deliver to the Landlord, at the beginning of each Lease Year, a series of monthly post-dated cheques for the Lease Year for the total of the monthly payments of Base Rent and any Additional Rent that is payable monthly under this Lease. Alternatively, at the Landlord's request, the Tenant will participate in a pre-authorized payment plan whereby the Landlord will be authorized to debit the Tenant's bank account each month or from time to time during each Lease Year in an amount equal to the Rent payable on a monthly basis. The Tenant shall sign the form of application attached as Schedule "E", or similar thereto, to give effect to the foregoing within five (5) days after presentation.

Section 3.6 - Overdue Rent

         If the Tenant defaults in paying Rent, the unpaid Rent bears interest at the Stipulated Rate from the due date to the date of payment.

Section 3.7 - Deposit

         The Tenant shall pay a deposit of $15,000 plus GST to be applied against Base Rent, Realty Taxes, Additional Rent and GST for the last month of the Term.

Section 3.8 - Rent Disputes

         The Tenant may dispute any invoice, billing or statement in respect of Rent only by giving written notice to the Landlord specifying the basis of the dispute within sixty (60) days after delivery of the invoice, billing or statement, as the case may be. The Tenant will, in any event, continue to pay Rent in accordance with the Landlord's invoice, billing or statement until the dispute is resolved. No dispute is valid unless the procedure set out in this
Section 3.8 is strictly complied with by the Tenant.

Section 3.9 - Remedies

                   (a) If any cheque given by the Tenant to the Landlord in payment of Rent is refused payment by Tenant's bank for any reason, the Tenant shall immediately replace that cheque with cash, or a certified cheque or bank draft and shall pay, in addition, as Additional Rent, the sum of one hundred dollars ($100) as a service charge to the Landlord.

                  (b) In addition to any other remedy available to the Landlord at law or under this Lease, if the Tenant fails to make any payment of Rent on its due date, the Tenant shall pay immediately on demand, as Additional Rent, to compensate the Landlord for any loss incurred as a result of such late payment, the greater of fifty dollars ($50) or the Stipulated Rate..



                     ARTICLE 4. - USE OF THE LEASED PREMISES


Section 4.1 - Use and Trade Name

         The Tenant will be able to use the Leased Premises as offices and for no other purposes whatsoever; provided the Tenant complies with all applicable laws and regulations including ,without limitation, all municipal by-laws and regulations.

Section 4.2 - Conduct of Business

         The Tenant agrees to comply with all  applicable  laws and  regulations
including  ,without  limitation,   municipal  by-laws  and  regulations  in  the
operation of its business in the Leased Premises.

Section 4.3 - Prohibited Activities

         No part of the Leased Premises will be used for the sale of second hand goods or armed services surplus articles, insurance salvage stock, bankruptcy stock or fire sale stock; the sale of firecrackers or fireworks; an auction, bulk sale (other than a bulk sale made to an assignee or subtenant under a permitted assignment or subletting), liquidation sale, "going out of business" or bankruptcy sale; a sale or business conduct which, because of the merchandising methods or quality of operation likely to be used, would in the reasonable opinion of the Landlord tend to lower the character of the Building; any practice of unethical or deceptive advertising or selling procedures; or any activity which directly or indirectly involves the preparation, production, generation, storage, removal or disposal of any Hazardous Substances.

Section 4.4 - Compliance with and Observance of Law

         The Tenant will promptly comply with all governmental requirements from time to time in effect relating to its ability to enter into and comply with this Lease or which pertain to the Leased Premises, the Tenant's use of the Leased Premises, the conduct of business in the Leased Premises, or the doing of work in the Leased Premises. The Tenant is not required, however, to remedy work done by the Landlord in contravention of any law.

Section 4.5 - Signs

         The Tenant will not display any Sign on the storefront of the Leased Premises without the prior written approval of the Landlord, which will not be unreasonably withheld. If the Landlord, acting reasonably, objects to a Sign in the interior of the Leased Premises that is visible from the exterior of the Leased Premises, the Tenant will immediately remove it. The Landlord on the Tenant's behalf will erect and maintain at least one identification sign on the storefront of the Leased Premises which will comply with the Landlord's sign policy for the Development and be located as specified in writing by the Landlord.


             ARTICLE 5. - TENANT'S INSURANCE, RELEASE AND INDEMNITY


Section 5.1 - Tenant's Insurance

(a) Throughout the Term and any period when it is in possession of the Leased Premises, the Tenant will maintain the following insurance:

         (i) "all risks" property insurance (including without limitation, water damage arising from any source, and flood and earthquake) in an amount not less than the full replacement cost, insuring all property of every description owned by the Tenant, or for which the Tenant is liable, or installed by or on behalf of the Tenant, and which is located in the Development, including, without limitation, leasehold improvements, the Tenant's fixtures, furniture, inventory, equipment and all other personal property;

         (ii) when applicable, broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air-conditioning equipment and electrical equipment in or serving the Leased Premises, owned or operated by the Tenant or by others (except the Landlord) on behalf of the Tenant;

         (iii) business interruption insurance in an amount that will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against under Sections 5.1(a)(i) and (ii) and other perils commonly insured against by prudent tenants, or attributable to prevention of access to the Leased Premises or the Development as a result of those perils;

         (iv) public liability and property damage insurance including personal injury liability, contractual liability, non-owned automobile liability, contingent employers' liability, and owners' and contractors' protective insurance coverage, with respect to the Leased Premises and the Tenant's use of the Development, on an occurrence basis, with coverage including the activities and operations conducted: (A) by the Tenant and any other Person on the Leased Premises; (B) by the Tenant and any other Person performing work on behalf of the Tenant; and
                  (C) by the Tenant and those for whom the Tenant is in law responsible in any other part of the Development. These policies will be written on a comprehensive basis with inclusive limits of at least five million dollars ($5,000,000.00) for each occurrence for bodily injury for any one or more Persons or property damage (but the Landlord, acting reasonably, or a Mortgagee, may require higher limits from time to time);

         (v) tenant's legal liability insurance for the full replacement cost of the Leased Premises and all other property for which the Tenant is legally liable, including loss of their use; and



         (vii) any other form of insurance with whatever limits the Tenant, the Landlord, acting reasonably, or a Mortgagee requires from time to time, in form, in amounts and for risks against which a prudent tenant under similar circumstances would insure.

(b) Each policy of insurance will name, as insured's, the Tenant and the Released Persons, each as their respective interests may appear. The policies specified under Sections 5.1(a) (i), (ii), (iii) and (vii) (if applicable) will contain the standard mortgage clause required by each Mortgagee. The policies specified under Section 5.1(a)(iv) will contain a severability of interests clause and cross liability clauses. If there is a dispute as to the amount of the full replacement cost, the decision of the Landlord's professional insurance appraiser will be conclusive.

(c) The policies specified under Sections 5.1(a) (i), (ii), (iii) and (vii) (if applicable) will contain a waiver of any subrogation rights which the Tenant's insurers may have against the Released Persons and those for whom any of them is in law responsible, whether or not any loss or damage is caused or contributed to by the negligence of any of them.

(d) All policies will: (i) be taken out with insurers acceptable to the Landlord, in the Landlord's reasonable discretion; (ii) be in a form reasonably satisfactory to the Landlord; (iii) be non-contributing with, and apply only as primary and not excess to any other insurance available to any of the Released Persons; (iv) not be invalidated as respects the interests of any of the
Released Persons by reason of any breach or violation of warranties, representations, declarations or conditions contained in the policies; and (v) contain an undertaking by the insurers to notify the Landlord and each Mortgagee in writing not less than thirty (30) days before any material change, cancellation or termination.

(e) Prior to taking possession of the Leased Premises and on every renewal date, the Tenant will deliver certificates of insurance on the Landlord's standard form, executed by the Tenant's insurers or their authorized representatives, evidencing that the required insurance is in force, or, if requested by the Landlord or a Mortgagee, the Tenant will promptly deliver other appropriate evidence of the required insurance. No review or approval of any insurance policy or certificate by the Landlord will in any way alter the Landlord's rights under this Lease.

Section 5.2 - Increase in Insurance Premiums

         The Tenant will comply promptly with the loss prevention recommendations of the Landlord's insurers, pertaining to the Leased Premises or the Development. If the occupancy of the Leased Premises, the conduct of business in the Leased Premises, or anything done or omitted by the Tenant results in an increase in premiums for any insurance carried by the Landlord, the Tenant will pay the increase to the Landlord on demand. In determining whether the Tenant is responsible for increased premiums and the amount for which the Tenant is responsible, a schedule issued by the organization that computes the insurance rate on the Development, showing the components of the rate, will be conclusive evidence of the items that make up the rate.

Section 5.3 - Cancellation of Insurance

         The Tenant will not allow or cause anything to occur that results in the cancellation or threatened cancellation or a reduction of coverage under any of the Landlord's insurance policies on the Development or any part of it, but this will not prohibit the Tenant from carrying on the business required under
Section 4.1(a) in accordance with the terms of this Lease.

Section 5.4 - Release

         Despite anything to the contrary, none of the Released Persons is liable for: (i) any death or injury arising from any occurrence in, near or relating to all or any part of the Development; or (ii) damage to or loss of (or loss of use of) property of the Tenant or of others wherever located, however caused, and even if the death, injury, damage or loss results from the negligence of the Released Persons or those for whom they are legally responsible, any failure in the supply of any services, systems or Utilities, the existence of any Hazardous Substances anywhere or the exercise by the Landlord of any of its rights under this Lease.

         Without limiting the generality of the foregoing, the Released Persons shall not be liable for any injury or damage to Persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling ceiling fixtures and diffuser coverings, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Development, including pipes, sprinklers, appliances, plumbing works, roof, windows or the surface of any floor or ceiling of the Development or from any Lands adjoining the Development. In addition, the Released Persons shall not be liable for any damage to or destruction of any negotiable instruments, cash or other valuable property belonging to the Tenant or others and stored or otherwise contained in the Leased Premises. All property of the Tenant kept or stored on the Leased Premises or the Development will be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify and save harmless the Released Persons from any claims arising out of any damages to such property including, without limitation, any subrogation claims by the Tenant's insurers. The intent of this Section is that the Tenant (and all other Persons having business with the Tenant) is to look solely to its insurers to satisfy any claim which may arise on account of death, injury, loss or damage, irrespective of its cause.

         Notwithstanding anything to the contrary, the foregoing release shall not apply to any death or injury or loss of or damage to property referred to in this Section 5.4 if any such death or injury or loss of or damage to property is caused by or to the extent such death or injury or loss of or damage to property is contributed to by the negligence of the Landlord, but only to the extent that:


         (1)      (i)      the Tenant is not required to have insurance coverage
                           for such death or injury or loss of or damage to property pursuant to Section 5.1 of this Lease; and

                  (ii) The Tenant does not otherwise have insurance coverage for such death or injury or loss of or damage to property,

                  in either case without taking into account any deductible or co-insurance provisions or other clauses of any insurance policies; and

         (2) the Landlord receives, or would have received, had it insured in accordance with its obligations under this Lease, proceeds of insurance for any such death or injury or any such loss of or damage to property.

Section 5.5 - Indemnity

         The Tenant will indemnify and protect the Released Persons from all losses or claims in connection with loss of life, personal injury, damage to property or anything else arising from a default of any of the Tenant's obligations under this Lease, or from any occurrence in or relating to the Leased Premises or the Development, or from the occupancy or use by the Tenant, its employees, agents, contractors, invitees, licensees or those for whom the Tenant is legally responsible of all or any part of the Leased Premises or the Development, or occasioned wholly or in part by an act or omission of the Tenant, its employees, agents, contractors, invitees, licensees, or those for whom the Tenant is legally responsible or by anyone permitted to be on the Leased Premises or the Development by the Tenant.


         ARTICLE 6. - MAINTENANCE OF AND ALTERATIONS TO LEASED PREMISES


Section 6.1 - Maintenance of and Alterations to the Leased Premises

(a) Subject to Article 7, the Tenant will keep the Leased Premises and all improvements, fixtures and operating equipment in the Leased Premises which are not part of the Common Elements in a good state of repair.

(b) If required by the Landlord or any governmental agency the Tenant will remove from the Leased Premises any Hazardous Substances which are located, stored or incorporated in or on any part of the Leased Premises which the Tenant or those for whom the Tenant is in law responsible brings onto or generates from the Leased Premises or which the Tenant or those for whom the Tenant is in law responsible suffers or permits to be brought onto or generated from the Leased Premises at any time and for whatever reason (but this shall not imply any authority to bring onto or generate from the Leased Premises, or suffer or permit the same, any Hazardous Substances which are otherwise prohibited by this Lease). The foregoing obligation to remove Hazardous Substances will survive the expiration of the Term or earlier termination of this Lease.

(c) The Tenant will not make any Alterations to the Leased Premises without the Landlord's prior written approval, which approval shall be in the Landlord's sole and absolute discretion and provided (i) the Tenant has obtained all requisite governmental approvals.

(d) All Alterations will be performed: (i) by competent workers; (ii) in a good and skilful manner. Upon completion of any such Alterations, the Tenant shall promptly deliver to the Landlord a complete set of updated sketches of the Leased Premises showing any changes to the leased premises.

(e) The Landlord may require that any maintenance, repairs or replacements of or Alterations, to the Leased Premises, or any part thereof, be performed by the Landlord at the Tenant's cost if they affect: (i) the Common Elements; (ii) any part of the Development outside the Leased Premises; (iii) any of the structural portions of the Leased Premises including, without limitation, the foundations, roof, exterior wall assemblies including weather walls, exterior or interior structural components and bearing walls, sub-floors and finished ceilings; or
(iv) any of the base building systems, services and structures, including, without limitation, the electrical, plumbing, mechanical, heating, ventilating and air conditioning systems for the Leased Premises. The Tenant will pay to the Landlord, on demand, the Landlord's cost of such work, including architectural and engineering consultants' fees, plus an Administration Fee.

Section 6.2 - Repair Where the Tenant is at Fault

         If all or any part of the Development requires repair, replacement or alteration: (a) because of anything done by the Tenant or its officers, directors, agents, employees, contractors, invitees or licensees; or (b) due to the requirements of governmental authorities relating to the business conducted in the Leased Premises; then the Tenant will pay to the Landlord, on demand, the Landlord's cost of the repairs, replacements or alterations, plus an Administration Fee.

Section 6.3 - Removal of Alterations and Restoration of Leased Premises

(a) All Alterations which are not the Tenant's trade fixtures are leasehold improvements and regardless who affixed or installed them, are the property of the Landlord on affixation or installation, without compensation to the Tenant. The Tenant will not remove any leasehold improvements from the Leased Premises at any time (i) Landlord's Work, and (ii) improvements made to the Leased Premises which were not made at the Tenant's request or by or on behalf of the Tenant) that the Landlord requires it to remove.

(b) The Tenant will also remove its trade fixtures at the expiry or earlier termination of the Lease. The Tenant will, at the Tenant's expense, repair any damage caused to any part of the Development by such removal. If the Tenant does not remove its trade fixtures at the expiry or earlier termination of the Term, they will at the Landlord's option, become the property of the Landlord. At the expiry or termination of this Lease, the Tenant will: (a) leave the Leased Premises in a clean and broom swept condition; (b) deliver all keys for the Leased Premises to the Landlord at the place then fixed for the payment of Rent; and (c) give to the Landlord the combinations of any locks, safes, and vaults in the Leased Premises. The following are considered as leasehold improvements and not trade fixtures: (i) heating, ventilating and air-conditioning Facilities in or serving the Leased Premises; (ii) affixed floor and wall coverings and fixed millwork; (iii) light fixtures, including light bulbs and tubes; (iv) ceiling tiles; (v) electrical or plumbing Facilities in or serving the Leased Premises;
(vi) the storefront or doors; (vii) internal stairways, escalators or elevators; and (viii) anything else that would not normally be considered a trade fixture.

Section 6.4 - Secured Claims

         The Tenant will ensure that no Secured Claim is registered or filed against: (a) the Development or any part of it; (b) the Landlord's or any Owner's or Mortgagee's interest in the Development or any part of it; or (c) the Tenant's interest in the Leased Premises or any of the leasehold improvements in the Leased Premises; by any Person claiming by, through, under, or against the Tenant or its contractors or subcontractors. If a Secured Claim is registered or filed and the Tenant fails to promptly discharge it after receipt of notice from the Landlord, the Landlord may discharge the Secured Claim or notice of it by paying the amount claimed to be due into court (together with whatever additional amounts are required to be paid into court to obtain its removal)or directly to the holder of the Secured Claim and the Tenant will pay to the Landlord on demand all costs (including legal fees) incurred by the Landlord in connection with the Secured Claim, plus an Administration Fee.

Section 6.5 - Overloading

         The Tenant will not: (a) install equipment that overloads the capacity of any utility, electrical or mechanical Facilities in or serving the Leased Premises; (b) bring into the Leased Premises any utility, electrical or mechanical Facilities or service not approved by the Landlord in advance; or (c) bring anything upon the Leased Premises that might damage them or overload the floors.

Section 6.6 - HVAC Operation and Energy Conservation

(a) The Tenant will keep those parts of the heating, ventilating and air-conditioning facilities within the Leased Premises (including the distribution system for the Leased Premises) that are not part of the HVAC System and those outside of the Leased Premises (if any) for the exclusive use of the Leased Premises, (the "Tenant's System"), in good repair and operating order, at its own expense. The Tenant will maintain and operate the Tenant's System to the satisfaction of the Landlord, at its own expense.

(b) If the Tenant should disagree with the Landlord's distribution of utility charges, than the Tenant's will install at its own expense, at a location designated by the Landlord, a separate meter for the Tenant's System and pay Utilities in accordance with Section 3.3(b).

(c) On the Tenants behalf, the Landlord will maintain and repair the HVAC system. The costs for maintenance for any single repairs per unit, less than $2,000.00 will be invoiced to the Tenant, for a repair to a single unit in excess of $2,000.00 the Tenant will be invoiced annually for 20% of the repair bill for each year remaining in the Tenancy up to a maximum of five (5) years.

(d) The Tenant will comply with reasonable requests of the Landlord for conservation of energy.


                       ARTICLE 7. - LANDLORD'S COVENANTS


Section 7.1 - Landlord's Insurance

         Throughout the Term the Landlord will maintain: (a) all risks insurance on the Development and the machinery, boilers and equipment contained in it and owned by the Landlord (excluding the foundations and excavations and any property that the Tenant or other tenants are required to insure); (b) public liability and property damage insurance with respect to the Landlord's operations in the Development; and (c) whatever other forms of insurance the Landlord or the Mortgagee reasonably consider advisable. The Landlord's insurance will be in those reasonable amounts and with those reasonable deductibles that a prudent owner of a similar Development would maintain, having regard to size, age and location. This Section does not relieve the Tenant from liability arising from or contributed to by its negligence or misconduct. The Tenant has no insurable interest and no right to receive proceeds or other benefits under any of the Landlord's insurance policies.

Section 7.2 - Maintenance and Repairs by the Landlord

         Subject to Article 8, the Landlord will maintain and repair the Common Elements as would a prudent owner of a similar Development, having regard to size, age and location, subject to the following exceptions: (a) any occurrence not covered by insurance required to be maintained by the Landlord under this Lease, or for which the cost of repair exceeds the insurance proceeds actually received by the Landlord (not taking into account deductibles); and (b) damage or injury caused or to the extent contributed to by anything done or omitted to be done by the Tenant or those for whom it is legally responsible.

Section 7.3 - Control of the Development by the Landlord

(a) The Landlord will control the management and operation of the Development. In doing so, the Landlord will have, among its other rights, the right to:

         (i) temporarily close parts of the Common Elements to prevent their dedication or the accrual to anyone of rights in them; grant, modify and terminate easements and other agreements pertaining to the use and operation of the Development or any part of it; and temporarily obstruct or close off parts of the Development for maintenance, repair or construction;

         (ii) employ personnel, including supervisory personnel and managers, for the operation, maintenance and control of the Development, which may be managed by the Landlord or by anyone else designated by the Landlord;

         (iii) regulate all aspects of loading and unloading, delivery and shipping of fixtures, equipment and merchandise, and all aspects of garbage collection and disposal;

         (iv)     construct improvements in the Development.

(b) The Landlord shall be entitled at any time upon sixty (60) days' prior written notice to the Tenant to make alterations, additions or reductions to the Common Elements provided the Landlord effects such alterations, additions or reductions at its expense.

(c) Despite anything to the contrary in this Lease, the Landlord is not liable for and the Tenant will not be entitled to any compensation or Rent reduction as a result of any change in the Common Elements caused by the Landlord's exercise of its rights under this Lease or any repairs, alterations, improvements or additions being made to the Common Elements or the Leased Premises.

Section 7.4 - Landlord's Right of Entry

(a) It is not a re-entry or a breach of quiet enjoyment if the Landlord enters the Leased Premises at reasonable times during business hours after reasonable notice (but if the Landlord determines there is an emergency, no notice is required): (i) to examine them including an examination to ensure that there are no Hazardous Substances present and that there are appropriate safeguards in place to avoid the existence of any Hazardous Substances; (ii) to make permitted or required repairs, improvements or additions to the Leased Premises (including the pipes, conduits, wiring, ducts, columns and other installations in the Leased Premises) or the Development or adjacent property; or (iii) to excavate land adjacent to or subjacent to the Leased Premises; in each case (to the extent reasonably possible in the circumstances) without unreasonably interfering with the Tenant's business operations in the Leased Premises, and the Landlord may take material into and on the Leased Premises for those purposes, but shall do so in such a manner as to minimize interference with the Tenant's business operations . Rent will not abate or be reduced while the repairs, improvements or additions are being made. The Landlord will take reasonable steps to minimize any interruption of business resulting from any entry.

(b) The Landlord may enter the Leased Premises at reasonable times to show them to prospective purchasers, tenants or mortgagees, without unreasonably interfering with the Tenant's business operations. During the six (6) months before the Term expires, the Landlord may display reasonably sized and located "For Rent" or "For Sale" notices on the outside of the Leased Premises.

Section 7.5 - Redevelopment

         If at any time during the Term or any renewal the Landlord desires to renovate, alter, demolish, redevelop and/or sell all or any part of the Development (the "Redevelopment"), the Tenant agrees that if the Landlord determines in its sole discretion that it requires vacant possession of the Leased Premises in connection with the Redevelopment, then the Landlord shall be entitled, at its option, to terminate this Lease upon written notice to the Tenant without obligation or liability to the Tenant. Such termination notice shall be given at least six (6) months prior to the date upon which the termination is to take effect (the "Effective Date of Termination"). The Tenant shall not be obligated to pay Minimum Rent, Percentage Rent or Additional Rent for the six-month period prior to the Effective Date of Termination. The Tenant shall deliver up vacant possession of the Leased Premises on the Effective Date of Termination in accordance with its obligations under this Lease.

              ARTICLE 8. - DAMAGE AND DESTRUCTION AND EXPROPRIATION


Section 8.1 - Damage to the Leased Premises

         Subject to Section 7.2, if the Leased Premises are damaged or destroyed as a result of a peril insured or required to be insured against by the Landlord, the Landlord will repair the Leased Premises promptly to the extent of the Landlord's Work, at the Landlord's expense. If part or all of the Leased Premises is, in the opinion of the Architect, not usable for the purposes contemplated by this Lease because of the damage or destruction, Minimum Rent, Percentage Rent, and, to the extent that the Landlord specifically receives insurance proceeds for it, Additional Rent will abate during the abatement period on a pro-rated basis for the Gross Leaseable Area of the unusable part of the Leased Premises. The abatement period is the period from the date of the damage or destruction until the earlier of: (a) the date when all of the Leased Premises are usable again in the opinion of the Architect; and (b) thirty (30) days after the Landlord's notice mentioned in the next sentence. When the Landlord notifies the Tenant that it has completed enough of the Landlord's Work to enable the Tenant to start the Tenant's Work, the Tenant will complete the Tenant's Work at its expense and reopen the whole of the Leased Premises for business as soon as possible, but in any case within thirty (30) days after the Landlord's notice is given.

Section 8.2 - Damage to or Expropriation of the Development

(a) Despite anything to the contrary in this Lease, if in the opinion of the Architect more than thirty five percent (35%) of the Gross Leaseable Area of the Development is damaged, destroyed or expropriated, whether or not the Leased Premises are damaged, destroyed or expropriated, then the Landlord may, upon thirty (30) days' notice to the Tenant given within ninety (90) days after the damage, destruction or expropriation, terminate this Lease, and all Rent will abate as of the effective date of the termination. A sale, conveyance, or other disposition to a governmental authority made in contemplation of an expropriation or a threatened expropriation will be considered an expropriation for the purpose of this Section.

(b) Despite anything to the contrary in this Lease, if in the opinion of the Architect more than fifty percent (50%) of the Gross Leaseable Area of the Leased Premises is damaged, destroyed or expropriated, then the Landlord or the Tenant may, upon thirty (30) days' notice to the other given within ninety (90) days after the damage, destruction or expropriation, terminate this Lease, and all Rent will abate as of the effective date of the termination.

(b) If the Development is damaged, destroyed or expropriated to the extent described in Section 8.2(a) and the Landlord does not terminate this Lease, the Landlord will promptly rebuild or repair the Development to the extent of its obligations under its leases for Leaseable Premises but the Landlord may use plans and specifications and working drawings that are different in content from those used in the original construction of the Development or any part of it and the rebuilt or repaired Development may be different in configuration or design from the Development before the damage, destruction or expropriation.

(c) The Landlord and the Tenant will co-operate with each other if there is an expropriation of all or part of the Leased Premises or the Development, so that each may receive the maximum award to which it is legally entitled.

                             ARTICLE 9. - TRANSFERS


Section 9.1 - Consent Required

(a) No Transfer will take place without the consent of the Landlord, which consent will not be unreasonably withheld if there is no Event of Default, except that despite anything to the contrary in this Lease or any applicable law:

         (i) the Landlord may unreasonably withhold its consent to a Transfer by exercising its termination right set out in
                  Section 9.1(b);

         (ii)     the Landlord may refuse to consent to a Transfer if:

                  (A) the Transferee 1) does not have a history of successful business operation in the business to be conducted in the Leased Premises, 2) does not have a good credit rating and a substantial net worth, or 3) is not able to finance the Transfer and its operations in the Leased Premises in a manner that will enable the Transferee to carry on business successfully in the Leased Premises throughout the Term without a material risk of defaulting under this Lease;

                  (B) the Transferee pays or gives to the Transferor money or other value that is reasonably attributable to the desirability of the location of the Leased Premises or to Alterations wholly or partly paid for or owned by the Landlord;

                  (C) the Transfer is a mortgage, charge, debenture (floating or otherwise) of this Lease or all or any part of the Leased Premises (including any leasehold improvements); or

                  (D) the Landlord does not receive sufficient information from the Tenant or the Transferee to enable it to make a reasonable determination of the matters set out above.

(E) provided further that should any Transfer Assignment provide for rent greater than the rent set out herein, such increase in rent shall be payable directly to the Landlord.

         This Section does not apply to a Transfer that occurs on the death of the Transferor, or a Transfer described in paragraph (c) of the definition of Transfer, where the Tenant occupies all of the Leased Premises and is either (i) a Public Corporation, or (ii) a subsidiary body corporate (as currently defined under the Canada Business Corporations Act) of a Public Corporation and the shares of the Public Corporation (and not the Tenant or any of its affiliates) are transferred or issued; or (iii) the Transfer is an issue of the Tenant's shares to the public whereby the Tenant becomes a Public Corporation. The Tenant will nevertheless notify the Landlord if any exempt Transfers take place. However, if after any exempt Transfer occurs, the Tenant fails to satisfy the Landlord (acting reasonably) that there will be continuity or improvement of the Tenant's business practices and policies that existed before the Transfer, the Landlord may, at any time until sixty (60) days after the Transfer takes place, notify the Tenant of its dissatisfaction, and a default of this Section 9.1 will be considered to have occurred as of the date of the Landlord's notice.

         Subparagraph (a)(i) of this Section 9.1 shall not apply in the case of a sale by the Tenant of its business conducted in the Leased Premises, whether such sale is (i) by a transfer, sale, or other disposition of all of the shares of the Tenant, or (ii) by a transfer, sale, or other disposition of all or substantially all of the assets of the Tenant.

(b) If the Tenant intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed Transferee and providing additional information including, without limitation, a copy of a bona fide written offer with respect to the proposed Transfer which the Tenant is prepared to accept, subject to compliance with the provisions of this Lease and which must disclose any and all monetary payments or other consideration made or to be made by the proposed Transferee as consideration for such Transfer, and any other information concerning the financial or business status of the Transferee that the Landlord requires. The Landlord will, within thirty (30) days after having received notice and all necessary information, notify the Tenant in writing either that (i) it consents or does not consent to the Transfer, or (ii) it elects to cancel this Lease in preference to giving consent. If the request for consent is to a sublease or parting with possession of a portion (but not all) of the Leased Premises, the Landlord's election to cancel this Lease shall apply only with respect to such portion and in such event the Tenant shall, at its sole expense, arrange for the partitioning of the Leased Premises so as to separate the portion being Transferred from the remainder of the Leased Premises. If the Landlord elects to cancel this Lease, the Tenant will notify the Landlord in writing within seven (7) days thereafter of the Tenant's intention either to refrain from the Transfer or to accept the cancellation of this Lease. If the Tenant fails to deliver its notice within the seven (7) day period, this Lease will be terminated upon the date stipulated by the Landlord in its notice of cancellation, to be not less than (30) days and not more than one hundred and twenty (120) days after delivery of the Landlord's notice of cancellation. If the Tenant advises the Landlord within the seven (7) day period that it intends to refrain from the Transfer, then the Landlord's election to cancel this Lease will be void. Notwithstanding anything else contained in this Section 9.1(b), the foregoing right to cancel as set out in Subsection 9.1(b)(ii) shall not apply to Transfers of the basement level of the Leased Premises.

Section 9.2         -  Transfer Conditions

         The following conditions apply to Transfers and to consents given by the Landlord:

         (i) the Landlord's consent is not a waiver of the requirement for consent to subsequent Transfers;

         (ii) once the Landlord's consent is given, the Transfer must take place within sixty (60) days or the consent will expire and the Transfer may not take place unless the Tenant again complies with Article 8;

         (iii) the Transferor will remain jointly and severally liable for the Tenant's obligations and indemnify the Landlord against the Transferee's failure to perform the Tenant's obligations after the Transfer, and execute a separate agreement to that effect on the Landlord's standard form;

         (iv) the Transferee will execute an agreement directly with the Landlord agreeing to be bound by this Lease as Tenant;

         (v) the Landlord may apply amounts collected from the Transferee to any unpaid Rent;

         (vi) unless the Transfer is a sublease, the Transferor will have no rights to enforce the Landlord's obligations under the Lease or to use or occupy the Leased Premises after the Transfer;

         (vii) the Transferor will not be entitled to obtain a Transfer back without obtaining the Landlord's consent under Article 8 in the same way as for any other Transfer;

         (viii) any documents relating to a Transfer or the Landlord's consent will be prepared by the Landlord and the Tenant will pay the Landlord's reasonable legal and administrative costs on account thereof regardless of whether or not the Transfer occurs;

         (ix) any Transfer where the Tenant receives a rent or other consideration in lieu of rent (in any form) from the Transferee which is greater than the Rent payable under this Lease, the Tenant will pay the excess to the Landlord (in addition to the Rent payable under this Lease);

         (x) if this Lease is repudiated, disaffirmed, disclaimed, surrendered (except with the consent of the Landlord) or terminated by a Transferee, by any trustee in bankruptcy of a Transferee, or by a court representative, the original Tenant named in this Lease or any Transferee (except the bankrupt or insolvent Transferee) will be considered, upon notice, to have entered into a lease (the "Remainder Period Lease") with the Landlord, containing the same terms and conditions as this Lease (the commencement date of the Remainder Period Lease will be the date of the repudiation, disaffirmation, disclaimer, surrender or termination and the expiration date of the Remainder Period Lease will be the date on which this Lease would have expired had the repudiation, disaffirmation, disclaimer, surrender or termination not occurred);

Section 9.3 - Additional Terms Respecting Transfers

         Acceptance by the Landlord of Rent or other payments by a Transferee is not, (i) a waiver of the requirement for the Landlord to consent to the Transfer, (ii) the acceptance of the Transferee as Tenant, or (iii) a release of the Tenant from its obligations under this Lease.

Section 9.4 - Transfer Clause

         From time to time, the Tenant may have associates or other health care practitioners or providers who share in the practice of the Tenant or to whose clients the Tenant provides services or whom share clients with this Tenant and make contribution to the expenses of the Tenant including sharing the cost of rent. This shall not constitute a sub-lease or assignment but shall be permitted by the Landlord without approval or consent being required in such cases.


            ARTICLE 10. - LANDLORD'S SALE OR FINANCING OF DEVELOPMENT


Section 10.1 - Sale by the Landlord

         If the Landlord transfers or disposes of all or any part of the Development or the Landlord's interest under this Lease, then to the extent that the transferee or disposee agrees with the Landlord to assume its obligations under this Lease, the Landlord will be released from them, except for existing defaults as of the date of the transfer or disposition.

Section 10.2 - Subordination and Attornment

         This Lease is subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Leased Premises or the Development and to the instruments of, as well as the charge or lien resulting from any of them and any renewals or extensions of or advances under them (collectively, "encumbrances"), provided that the Tenant's obligation to execute an agreement subordinating this Lease or to attorn to a Mortgagee is subject to the Mortgagee agreeing, on its usual terms, to permit the Tenant to continue in occupation of the Premises, provided that the Tenant is not in default under this Lease and continues to pay all Rent and perform all of its covenants, conditions and agreements. The Tenant will, on request, attorn to and recognize as landlord the holder of any such encumbrance, the Owner, or any transferee or disposee of the Development or of an ownership or equity interest in the Development. The Tenant will, within fifteen (15) days after request, sign and deliver any reasonably requested document confirming the subordination or the attornment. The form and content of the document will be determined by the party requesting it.

Section 10.3 - Status Statement

         Within seven (7) days after request, the Tenant will sign and deliver to the Landlord or anyone with or proposing to take an interest in all or part of the Development, a status statement or certificate, stating that this Lease is in full force and effect, any modifications to this Lease, the commencement and expiry dates of this Lease, the date to which Rent has been paid, the amount of any prepaid Rent or deposits held by the Landlord, whether there is any existing default on the part of the Landlord and the particulars thereof, the dates to which the Rent, by instalment or otherwise and other sums payable under the Lease have been paid, the particulars and amount of insurance policies on the Premises in which the interest of the Landlord is noted, the amount of prepaid Rent or security deposit being held by the Landlord, the area of the Premises and the Tenant's proportionate share for payment of Taxes, Operating Costs or other expenses, whether all Landlord's work in construction of the Premises or any leasehold improvements has been completed and whether or not there is any claim, charge, defence, right to set off or counter-claim by the Tenant against the Landlord in respect of Rent or otherwise and any other information reasonably required by the party requesting it.

        Any statement delivered under this Section may be conclusively relied on by any purchaser or prospective purchaser or any Mortgagee of the fee or the leasehold or any other sub-lessee or prospective sub-lessee, except for any default of the Landlord of which the Tenant does not have notice at the date of the statement. If the Tenant fails to execute and deliver any such statement within seven (7) days of written request by the Landlord, the Landlord shall have the right to execute and deliver the statement by and on behalf of the Tenant and such statement shall be binding on the Tenant;


Section 10.4 - Financial Information

         The  Tenant  will,  upon  request,   provide  the  Landlord  with  such
information as to the Tenant's financial standing and corporate reorganization as the Landlord or the Mortgagee requires.

Section 10.5 - Rights of Mortgagees

         If at any time during the currency of a Mortgage in favour of a Mortgagee who has given notice in writing of the Mortgage to the Tenant the Landlord defaults in the performance of any provision of this Lease which would give rise to a right in the Tenant to terminate this Lease, then the Tenant, before becoming entitled as against the Mortgagee to exercise any right to terminate this Lease, shall give the Mortgagee notice in writing of this default. The Mortgagee shall have sixty (60) days after the giving of the notice, or such longer period as may be reasonable in the circumstances, within which to remedy the default. If the default is remedied within that time, the Tenant shall not by reason of the default terminate this Lease. The rights and privileges granted to a Mortgagee in this Section shall not in any way be deemed to alter, affect or prejudice any of the rights and remedies available to the Tenant as against the Landlord. Any notice to be given to a Mortgagee shall be deemed to have been properly given if mailed by registered mail to its most recent address of which the Tenant shall have notice.


                              ARTICLE 11. - DEFAULT


Section 11.1        -  Right to Re-enter

(a) If an Event of Default occurs, (i) the full amount of the current month's and the next three (3) months' instalments of Rent (calculated according to Section 10.1(b)) will immediately be due and payable, and (ii) the Landlord may re-enter and re-possess the Leased Premises. If the Landlord re-enters, at the Landlord's option, this Lease and all of the Tenant's rights under it will terminate without any liability to the Landlord for loss or damage, and without prejudice to the Landlord's right to recover any arrears of Rent and damages for any previous breach by the Tenant of this Lease. On such a termination, the Tenant will promptly (and in any case within ten (10) days after written notice requiring it to do so) remove all of its property from the Leased Premises, or the Landlord may at any time remove all or part of the property from the Leased Premises and store it in a public warehouse or elsewhere at the cost of the Tenant. Despite anything to the contrary, in such event the Landlord will not be responsible for loss or damage to any of the Tenant's property regardless of how the loss or damage is caused, even if by negligence. If the Tenant fails to remove its property as required, or if it fails to pay the Landlord's costs of removal and storage within ten (10) days after written notice specifying those costs, the Tenant will be considered to have abandoned its property and the Landlord will be entitled to retain or to sell or dispose of it for the Landlord's own benefit. Despite any termination for an Event of Default, the Landlord may sue the Tenant for damages, including loss of future Rent as a result of this Lease being prematurely terminated (for what would have been the remainder of the Term had the Lease not been terminated) and the cost of recovering the Leased Premises. If any legal proceedings are instituted because of an Event of Default, the Tenant will pay the Landlord's expenses, including legal fees on a solicitor and client basis.

(b) If the Landlord terminates this Lease for an Event of Default, then for the purpose of calculating future Rent, the annual Rent will be considered to be equal to: the aggregate of the annual Minimum Rent, Percentage Rent and Additional Rent payable under this Lease over the balance of the Term, assuming a five percent (5%) annual increase in Percentage Rent and Additional Rent year over year for the remainder of the Term.

Section 11.2 - Re-entry Without Termination

         No re-entry or taking possession of the Leased Premises by the Landlord will be considered an election to terminate this Lease unless a written notice of such intention is given to the Tenant. If the Landlord re-enters or takes possession of the Leased Premises, it may either terminate this Lease or make any necessary alterations and repairs in order to relet all or any part of the Leased Premises, for a term (which may extend beyond the Term), at a rental rate and on any other terms the Landlord in its sole discretion considers advisable. All Rent received by the Landlord from each reletting will be applied first to any indebtedness other than Rent due; second, to any costs of reletting including brokerage and legal fees (on a solicitor and client basis) and the costs of the required alterations and repairs; third, to any arrears of Rent; and any residue will be held by the Landlord and applied against future Rent as it becomes due. If rent received from the reletting for any month is less than the Rent to have been paid by the Tenant for that month, the Tenant will pay the deficiency monthly in advance on the first day of each month. If the Landlord relets without terminating, it may nevertheless subsequently terminate the Lease for the previous Event of Default.

Section 11.3 - Distress Waivers

         Despite the Commercial Tenancies Act (Ontario) or any other legislation or law: (a) none of the inventory, furniture, equipment or other property at any time owned by the Tenant is exempt from distress; and (b) no lack of compliance with any requirement concerning the day of the week, time of day or night, method of entry, giving of notice, appraising of goods, or anything else, will render any distress unlawful where the Tenant owes arrears of Rent at the time of the distress.

Section 11.4 - Fraudulent Removal of Goods

         Removal by the Tenant of its goods outside the ordinary course of its business either during or after regular business hours of the Development shall be deemed to be a fraudulent or clandestine act thereby enabling the Landlord to avail itself of all remedies at law including, but not limited to, the Landlord's rights to follow the Tenant's goods and to recover more than the value of the goods so removed.

Section 11.5 - Landlord May Cure the Tenant's Default

         If the Tenant defaults in the payment of money that it is required under this Lease to pay to a third party, the Landlord may, after five (5) days' notice to the Tenant, pay all or part of the amount payable. If the Tenant otherwise defaults under this Lease the Landlord may give the Tenant at least ten (10) days' prior notice (except that forty-eight (48) hours' notice will suffice for a default under Section 4.1, and no notice of any default will be required in an emergency) and if the Tenant does not, within such period, commence diligently and thereafter proceed diligently to cure the default, the Landlord may perform or cause to be performed all or part of what the Tenant failed to perform and may enter the Leased Premises and do those things that the Landlord considers necessary for that purpose. The Tenant will pay to the Landlord on demand, the Landlord's expenses incurred under this Section 11.5, plus an Administration Fee.

Section 11.6 - Application of Money

         The Landlord may apply amounts received from or due to the Tenant against amounts due and payable under this Lease, even if otherwise requested by the Tenant, unless the Tenant can satisfactorily demonstrate to the Landlord, acting reasonably, that an amount is in fact not due and payable.

Section 11.7 - Remedies Generally

         The remedies under this Lease are cumulative and may be exercised independently or in combination with others. No remedy is exclusive or dependent on any other remedy. The specifying or use of a remedy under this Lease does not limit rights to use other remedies available at law generally.

Section 11.8 - Expenses

         If legal proceedings are brought for recovery of possession of the Leased Premises, for the recovery of Rent or GST, or because of an Event of Default, the Tenant will pay to the Landlord its expenses, including its legal fees (on a solicitor and client basis).


                     ARTICLE 12. - INTENT AND INTERPRETATION


Section 12.1 - Gross Lease

(a) This Lease is a gross lease subject to escalations for Realty Taxes and Operating Costs.

(b) The Tenant will pay GST on Rent and any other GST imposed by the applicable legislation on the Tenant in respect of this Lease, in the manner and at the times directed by the applicable legislation. This GST is not consideration for the rental of space or the provision of any service by the Landlord under this Lease, but will be considered to be Rent and the Landlord will have all of the same remedies and rights of recovery for it as it has for non-payment of Rent. If a deposit is forfeited to the Landlord, or an amount becomes payable to the Landlord due to a default or as consideration for a modification of this Lease, and the applicable legislation deems a part of the deposit or amount to include GST, the deposit or amount will be increased and the increase paid by the Tenant so that the Landlord will receive the full amount of the forfeited deposit or other amount payable without encroachment by any deemed GST portion.

Section 12.2 - Landlord and Representatives to Act Reasonably and in Good Faith

         In making a determination, designation, calculation, estimate, conversion, or allocation or in granting any consent or approval under this Lease, the Landlord will act reasonably and in good faith, subject to the specific provisions of this Lease. Each accountant, architect, engineer, surveyor or other professional Person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the Person's profession.

Section 12.3 - Entire Agreement and General Interpretation

         This Lease includes any Schedules and riders attached to it. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties concerning this Lease, the Leased Premises, the Development or any other related matter, except those that are set out in this Lease. No alteration, amendment, change or addition to this Lease is binding upon the Landlord or the Tenant unless it is in writing and signed by the Tenant and the Landlord. Each obligation under this Lease is a covenant. The Basic Terms, captions, section numbers, article numbers and Table of Contents do not define, limit, construe or describe the scope or intent of the sections or articles. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations. The grammatical changes needed to make the provisions of this Lease apply in the plural sense when there is more than one Landlord or Tenant and to corporations, associations, partnerships or individuals, males or females, are implied. Wherever the word "including" is used it is intended to mean "including but not limited to", and "includes" has a corresponding meaning. This Lease will be governed by the laws of Canada and the Province. Time is of the essence of this Lease.

Section 12.4 - Severability

         If a part of this Lease or the application of it is unenforceable or illegal to any extent, the part: (a) is independent of and severable from the remainder of this Lease, and its unenforceability or illegality does not affect the remainder of this Lease; and (b) continues to be enforceable to the fullest extent permitted by law, except to the extent it is unenforceable or illegal. No part of this Lease will be enforced against a Person, if, or to the extent that by doing so, the Person is made to breach a law, rule, regulation or enactment.

                           ARTICLE 13. - MISCELLANEOUS


Section 13.1 - Overholding - No Tacit Renewal

         If the Tenant remains in possession of the Leased Premises after the Term, there is no tacit renewal of this Lease despite anything to the contrary, and the Tenant will occupy the Leased Premises as a month to month tenant. The monthly Minimum Rent, payable in advance on the first day of each month, will be equal to the total of: (a) the monthly amount of Minimum Rent for the last month of the Term; (b) one-twelfth (1/12th) of the amount of Percentage Rent payable by the Tenant in the last full twelve (12) month Lease Year; and (b) one-twelfth (1/12th) of the amount of Additional Rent payable by the Tenant in the last full twelve (12) month Lease Year. All of the other provisions of this Lease will apply as far as they can to a monthly tenancy, with any necessary modifications being assumed.

Section 13.2 - Successors

         This Lease applies to the successors and assigns of the Landlord and, if Article 9 is complied with, the heirs, executors, administrators and permitted successors and permitted assigns of the Tenant. If there is more than one Tenant, they are individually and collectively liable under this Lease.

Section 13.3  -  Waiver

         The waiver by the Landlord or the Tenant of a default under this Lease is not a waiver of any subsequent default. The Landlord's acceptance of Rent after a default is not a waiver of any preceding default under this Lease even if the Landlord knows of the preceding default at the time of acceptance of the Rent. No obligation or term of this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing. The Tenant waives any statutory or other rights in respect of abatement, set-off or compensation in its favour that may now or in the future exist in connection with Rent.

Section 13.4 - Force Majeure

         Despite anything to the contrary, if the Landlord or the Tenant is, in good faith, prevented from doing anything required by this Lease because of Force Majeure, the doing of the thing is excused for the period of the Force Majeure and the party prevented will do what was prevented within the required period after the Force Majeure, but this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease.

Section 13.5 - Notices

         Notices, demands, consents or requests under this Lease will be in writing and will be delivered in person or sent by registered mail postage prepaid and addressed: (a) if to the Landlord, at the address specified in Paragraph 2 of the Basic Terms, or to such other Person at any other address that the Landlord designates by written notice; and (b) if to the Tenant, at the Leased Premises, or, at the Landlord's option, to the Tenant's head office address specified in Paragraph 4 of the Basic Terms.

         A notice, demand, consent or request will be considered to have been given or made on the day that it is delivered, or, if mailed, three (3) days after the date of mailing. Either party may give notice to the other of a change of the address set out above and the address specified in the notice will then apply. If the postal service is or is expected to be interrupted, any notice, demand, consent or request will only be delivered in person. If there is more than one Tenant, it will suffice if the Landlord delivers or mails a notice, demand, consent or request to only one of them.

Section 13.6 - Registration of Lease

         The parties agree that a Notice of Short Form of a Lease may be registered against the title to the property.

Section 13.7 - Rules and Regulations

         The Tenant will comply with the Rules and Regulations. However, the Tenant will not be responsible for complying with any Rules and Regulations in addition to those contained in Schedule "C", unless notice of them is first given to the Tenant. No Rules and Regulations will be enforced against the Tenant in a discriminatory manner (although certain Rules and Regulations may differentiate between different types of businesses), or impose any charge or payment on the Tenant which is not expressly provided for in this Lease. The Landlord is not responsible to the Tenant for any other Person's non-observance of any Rules or Regulations.

Section 13.8 - Acceptance of Lease

         The Tenant accepts this Lease of the Leased Premises to be held by it as Tenant, subject to the terms set out in this Lease.

         THE PARTIES HAVE SIGNED BELOW to indicate their agreement.



SIGNED, SEALED AND DELIVERED           )FERCAN DEVELOPMENTS INC.
     in the presence of:               )
                                       )
                                       )  Per:________________________
                                       )  Name:
                                       )  Title:
                                       )  I have the authority to bind
                                       )  the Corporation.
                                       )
                                       )
                                       )  NORTHERN  ETHANOL  ( CANADA)INC.
                                       )
                                       )  Per:________________________  )
                                       )        Name:
                                       )        Title:
                                       )  I have the authority to bind
                                          the Corporation

                             SCHEDULE OF DEFINITIONS


"Additional Rent": any amounts payable by the Tenant under this Lease other than Base Rent whether or not designated as Additional Rent and whether or not payable to the Landlord. Additional Rent accrues daily.

"Alterations":   any  repairs,   alterations,   replacements,   decorations   or
improvements to the Leased Premises, whether as part of the Tenant's Work or otherwise.

"Architect": any independent licensed architect, engineer or land surveyor chosen by the Landlord.

"Basic Terms": the terms set out at the beginning of this Lease.

"Development" or "Building" means the Lands and the structures, buildings and Facilities located on them from time to time, including the Common Elements and all Leaseable Premises.

"Event of Default": whenever:

(a) any Rent is not paid when due and the non-payment continues for five (5) days after notice to the Tenant;

(b) any of the Tenant's obligations under this Lease is breached (other than a breach specified in paragraph (c)) and (i) the breach is not remedied within ten
(10) days after notice to the Tenant  specifying  particulars of the breach,  or
(ii) if ten (10) days is not a reasonable time to remedy the breach, the Tenant has not commenced diligently to remedy the breach within the ten (10) day period or is not proceeding diligently to remedy the breach within a reasonable time; or

(c) any of the following events occurs:

          (i) the Tenant, or a Person carrying on business in a part of the Leased Premises becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors;

          (ii) a receiver or manager is appointed for all or a part of the property of the Tenant, or of another Person carrying on business in the Leased Premises;

          (iii) steps are taken for the dissolution, winding up or other termination of the Tenant's existence or for the liquidation of their respective assets, except as part of a bona fide corporate reorganization permitted by this Lease;

          (iv) the Tenant makes or attempts to make a bulk sale of assets regardless of where they are situated (except for a bulk sale made to a Transferee as part of a permitted Transfer);

          (v) property is removed from the Leased Premises so that there does not remain sufficient property on the Leased Premises available for distraint, free and clear of any lien, charge or other encumbrance ranking ahead of the Landlord's right of distress, to satisfy the Rent due or accruing for at least six
                  (6) months;

          (vi) the Leased Premises are vacant or unoccupied for fifteen (15) consecutive days, or the Tenant abandons or attempts to abandon the Leased Premises, except as may be specifically permitted under this Lease;

          (vii) the Tenant effects or attempts to effect a Transfer that is not permitted under this Lease; or

          (viii) this Lease or any of the Tenant's assets on the Leased Premises are taken or seized under a writ of execution, an assignment, charge or other security instrument.

"Facilities": areas, facilities, Utilities, improvements, equipment, fixtures and installations.

"Force Majeure": a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party asserting it. Force Majeure does not include inability to obtain funds.

"GST": goods and services taxes, value-added taxes, multi-stage taxes, business transfer taxes or other similar taxes however they are characterized.

"Gross Leaseable Area":    7,200 square feet.


"HVAC System": the heating, ventilating and air-conditioning Facilities operated and maintained by the Landlord, including: (a) the buildings or areas which house common heating, ventilating or air-conditioning Facilities; (b) units, suspended or otherwise, designated by the Landlord as part of the HVAC System, including heat pump units or re-heat coils, even if located in LaSalle Premises;
(c) fuel and power Facilities; (d) distribution piping, air handling units, duct heater coils or re-heat coils and ventilation units; and (e) monitoring, energy saving and control systems, including thermostats and ventilation systems serving more than one tenant. The HVAC System does not include distribution systems within LaSalle Premises, any tenant-maintained ventilation ducts, make-up air facilities or booster units installed for one or more tenants to satisfy excess or unusual requirements and the Tenant System.

"Hazardous Substances": any hazardous or toxic substances or materials including any products of waste, asbestos, urea formaldehyde foam insulation, radon gas and PCB's, or any other contaminant or pollutant, including any substance from time to time defined as a contaminant or pollutant or as a hazardous or toxic substance or material under any environmental law.

"Landlord": the party named in Paragraph 1 of the Basic Terms.

"Lands": the lands described in Schedule "A", as they may be altered from time to time.

"Lease Year": means, in the year in which the Term commences, the period of time from the commencement of the Term to December 31st of that year and, in subsequent years, the twelve (12) month period commencing on January 1 in that year and the balance, if any, of the Term after the last full twelve (12) month Lease Year. The Landlord shall have the right at any time during the Term to change the beginning and ending dates of the Lease Year. If any Lease Year is less than twelve (12) months, the Rent and other sums due, if applicable, shall be pro-rated by multiplying the Rent (for a twelve (12) month period commencing on the first day of the Lease Year) by the actual number of days in the Lease Year and dividing the product by three hundred and sixty-five (365);


"Leased Premises": the premises municipally known as the 3rd Floor of 193 King Street East, Toronto and include the right to egress and ingress from King Street to the said 3rd Floor in common with other tenants of the Building by way of the existing staircase from King Street .The boundaries of the Leased Premises extend from the top surface of the structural sub-floor to the top surface of the 3rd Floor ceiling.

"Base Rent": the amounts payable under Section 3.1.

"Mortgagee": a creditor that holds all or part of the Development as security, but a creditor, chargee or security holder of a tenant of LaSalle Premises is not a Mortgagee.

"Operating Costs": the total amounts incurred by or on behalf of the Landlord in insuring, operating, cleaning, administering, managing, supervising, maintaining, repairing and replacing the Development, or any part thereof including without duplication:

(a) costs of non-separately metered Utilities and supplies and the cost of heating, ventilating and air-conditioning the Development, including all costs in connection with the HVAC System and any outside maintenance contracts;

(b) salaries and benefits of personnel (including on-site and designated off-site management personnel) employed in connection with the Development and reasonable management office rent imputed to the Development by the Landlord;

(c) costs of any Facilities added to the Development for the greater comfort and convenience of customers or tenants;

(d) costs of environmental inspections or audits of the Development and of any clean-up or removal of Hazardous Substances from the Development;

(e) depreciation or amortization of any costs (which are not charged fully in the financial year they are incurred) of the maintenance, cleaning and operating equipment, master utility meters and all other Facilities that are part of the Common Elements including the HVAC System, in accordance with sound accounting principles applicable to the Development industry;

(f) interest, calculated at two (2) percentage points above the Prime Rate, on any undepreciated part of the costs referred to in paragraph (e);

(g) Realty Taxes payable by the Landlord with respect to the Common Elements;

(h) audit fees for the statements referred to herein; and

(I) an management fee equal to five percent (5) of the Base Rent, Taxes and Operating Costs (exclusive of this subparagraph (I), depreciation and GST);

Operating  Costs will not  include,  or there will be  deducted  from  Operating
Costs: (I) net proceeds of insurance received by the Landlord from its insurers, to the extent that the proceeds relate to costs previously included in Operating Costs; (ii) repairs or maintenance specific to certain tenants or unleased premises; (iii) tenant improvements, tenant allowances and leasing commissions;
(iv) income taxes (Capital Taxes are not considered to be income tax); (v) interest on and capital retirement of debt; and (vi) ground rentals;.

"Owner": any owner of freehold or leasehold title(s) of all or a part of the Development.

"Person": any person, firm, partnership, corporation or other legal entity, including any combination of them.

"Prime Rate": the annual rate of interest from time to time publicly quoted by the Canadian Imperial Bank of Commerce as its reference rate of interest (commonly known as its "prime rate") for determining rates of interest chargeable in Toronto on Canadian dollar demand loans to commercial customers.

"Public Corporation": a corporation whose shares are traded and listed on a recognized stock exchange in Canada or the United States.

"Realty Taxes": the total of: (a) all real property taxes or charges from time to time imposed in respect of all or any part of the Development by a taxing authority (including local improvement taxes and taxes and other charges for the Tenant's improvements, equipment and facilities in any part of the Development, the business carried on in the Leased Premises and the use, occupancy or ownership of any part of the Development by the Tenant or its subtenants or licensees or the Landlord or the Owner), and any other amounts that may be imposed instead of or in addition to them, whether against the Landlord, the Tenant or the Owner and whether or not similar, in existence at the Commencement Date, or within the contemplation of the parties; (b) all consulting, appraisal, legal and other costs reasonably incurred in attempting to minimize or reduce those amounts; and (c) all amounts allocated by the Landlord to the Development in respect of salaries, benefits and other personnel costs and office expenses related to the administration and management of the above-noted amounts. Realty Taxes do not include corporate, income, profits or excess profits taxes assessed upon the income of the Landlord except those that may be imposed instead of or in addition to the taxes and charges described above. Realty Taxes shall in every instance be calculated on the basis of the total Rentable Area of the Development being assessed as fully leased and operational.

"Released Persons": the Landlord and any Owner or Mortgagee, and each of their respective directors, officers, employees (while in the ordinary course of their employment) and agents. In connection with any release or other exculpatory language or an indemnity in favour of the Released Persons, the Landlord is the agent or trustee of and for the benefit of the Owner, the Mortgagee and all of the directors, officers, employees and agents mentioned above.

"Rent": Base Rent, :and Additional Rent. Rent is payable in Canadian funds without any deduction, abatement or set-off. Rent payable to the Landlord will be paid to it at its head office or at any other place which the Landlord designates in writing. Rent for any fractional month at the beginning or end of the Term will be pro-rated on a daily basis using a period of 365 days.

"Rules and Regulations": the rules and regulations passed and revised by the Landlord from time to time.

"Secured Claim": a construction or other lien or claim, a fixed or floating charge, mortgage, security interest, debenture or other encumbrance, or a notice of any of them.

"Sign": any sign, advertisement, picture, notice, lettering or decoration.

"Stipulated Rate": the annual rate of interest that is the lesser of (a) the Prime Rate plus five (5) percentage points and (b) the maximum rate permitted by law.

"Tenant": the party named as Tenant in Paragraph 3 of the Basic Terms.


"Term": the period set out in Paragraph 10 of the Basic Terms.

"Transfer": (a) an assignment, sale, conveyance, sublease, licensing or other disposition, or a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or any interest in it or all or any part of the Leased Premises (whether by operation of law or otherwise), or of any interest in a partnership that is a Tenant under this Lease; (b) a parting with or sharing of possession of all or part of the Leased Premises (including further subleases by subtenants and assignments of subleases); (c) a transfer or issue by sale, subscription, assignment, bequest, inheritance, operation of law or other disposition, of all or part of the shares of the Tenant or any of its affiliates (as currently defined under the Canada Business Corporations Act) which results in a change in the effective voting control of the Tenant; or (d) a merger, amalgamation or other similar corporate reorganization involving the Tenant. "Transferor" and "Transferee" have corresponding meanings.

"Utilities": water, fuel, power, telephone and any other utilities used in the Development.

"Utilities Charge": the total, without duplication, of: (a) the costs incurred by the Landlord for Utilities used in the Leased Premises or allocated to them by the Landlord; (b) the Landlord's costs of determining the Utilities Charge including professional, engineering and consulting fees; and (c) an Administration Fee on the costs described in paragraphs (a) and (b). Any Utilities separately metered to the Leased Premises which are billed directly to the Tenant by the supplier (other than the Landlord) will not be included in the Utilities Charge.

                                  SCHEDULE "A"

                            DESCRIPTION OF THE LANDS

PIN 21094-0179 LT

PT TOWN LT 19 S/S KING ST PL TOWN OF YORK TORONTO AS IN CA446251; S/T &T/W CA446251;CITY OF TORONTO

                                  SCHEDULE "B"

                              RULES AND REGULATIONS

The Tenant will at its expense:

1. keep the inside and outside of all glass in the doors and windows of the Leased Premises clean;

2.        keep all exterior storefront surfaces of the Leased Premises clean;

3.        promptly  replace  any  cracked or broken  window  glass of the Leased
          Premises;

4.        keep the Leased Premises clean and orderly and free of pests; and

5. have garbage removed from the Leased Premises on a regular basis as prescribed by the Landlord (including using the commercial pick-up and disposal service designated by the Landlord, if the Landlord so requires), and until removed, keep garbage in ratproof containers within the interior of the Leased Premises.

The Tenant will not:

1. commit or permit waste upon or damage to the Leased Premises or any nuisance or other act that disturbs the quiet enjoyment of other tenants or occupants of the Development;

2. do anything that may damage the Development nor permit odours, vapours, steam, water, vibrations, noises or other undesirable effects to come from the Leased Premises;

3. place or maintain any merchandise or other articles in any vestibule or entry of the Leased Premises, on the adjacent footwalks or elsewhere on the exterior of the Leased Premises or the Common Elements;

4. permit accumulations of garbage, trash, rubbish or other refuse within or outside the Leased Premises;

5. permit the parking of delivery vehicles so as to interfere with the use of any driveway, walkway, parking area, or other area of the Development;

6. receive, ship, load or unload articles of any kind including merchandise, supplies, materials, debris, garbage, trash, refuse and other chattels except through service access facilities designated from time to time by the Landlord;

7. use the plumbing facilities for any other purposes than that for which they are constructed;

8. use any part of the Leased Premise for lodging, sleeping or any illegal purposes;

9. solicit business and display merchandise except in the Leased Premises, nor do or permit anything to be done in or on the Common Elements or the Development that hinders or interrupts the flow of vehicles and pedestrian traffic to, in and from the Development; or

10. permit on the Leased Premises any transmitting device nor erect an aerial on any exterior walls of the Leased Premises or any of the Common Elements, nor use travelling or flashing lights, signs or television or other audio-visual or mechanical devices that can be seen outside of the Leased Premises, or loudspeakers, television, phonographs, radios or other audio-visual or mechanical devices that can be heard outside of the Leased Premises. If the Tenant uses any such equipment, the Landlord shall be entitled to remove it without notice at any time, at the Tenant's cost, payable on demand.

                                                  TABLE OF CONTENTS


  ARTICLE 1. - GRANT
  Section 1.1      -  The Leased Premises                                                        1
  Section 1.2       -  Use of Common Elements                                                    1
  Section 1.3       -  Quiet Enjoyment                                                           1
  Section 1.4       - First Option to Extend                                                     1

                           ARTICLE 2. - CONSTRUCTION

  Section 2.1       - Acceptance of the Leased Premises                                          2
  Section 2.2       - Tenant Allowance                                                           2

  ARTICLE 3. - RENT

  Section 3.1       -  Minimum Rent                                                              3
  Section 3.2       -  Taxes                                                                     3
  Section 3.3       -  Operating Costs and Utilities                                             3
  Section 3.4       -  Payment of Additional Rent                                                3
  Section 3.5       -  Post-dated Cheques or Pre-Authorized Payment Plan                         3
  Section 3.6       -  Overdue Rent                                                              4
  Section 3.7       -  Deposit                                                                   4
  Section 3.8       -  Rent Disputes                                                             4
  Section 3.9       - Gross Revenue Reports                                                      4
  Section 3.10      - Tenant's Records                                                           4
  Section 3.11      - Landlord's Right to Examine                                                4
  Section 3.12      - Audit                                                                      4
  Section 3.13      - Tenant's Failure                                                           4

  ARTICLE 4. - USE OF THE LEASED PREMISES

  Section 4.1       -  Use and Trade Name                                                        4
  Section 4.2       -  Conduct of Business                                                       4
  Section 4.3       -  Prohibited Activities                                                     4
  Section 4.4       -  Compliance with and Observance of Law                                     5
  Section 4.5       -  Radius                                                                    5
  Section 4.6       -  Signs                                                                     5

  ARTICLE 5. - TENANT'S INSURANCE, RELEASE AND INDEMNITY

  Section 5.1       -  Tenant's Insurance                                                        5
  Section 5.2       -  Increase in Insurance Premiums                                            6
  Section 5.3       -  Cancellation of Insurance                                                 6
  Section 5.4       -  Release                                                                   6
  Section 5.5       -  Indemnity                                                                 7

  ARTICLE 6. - MAINTENANCE OF AND ALTERATIONS TO LEASED PREMISES

  Section 6.1       -  Maintenance of and Alterations to the Leased Premises                     7
  Section 6.2       -  Repair Where the Tenant is at Fault                                       8
  Section 6.3       -  Removal of Alterations and Restoration of Leased Premises                 8
  Section 6.4       -  Secured Claims                                                            9
  Section 6.5       -  Overloading                                                               9
  Section 6.6       -  HVAC Operation and Energy Conservation                                    9

  ARTICLE 7. - LANDLORD'S COVENANTS

  Section 7.1       -  Landlord's Insurance                                                      9
  Section 7.2       -  Maintenance and Repairs by the Landlord                                   9
  Section 7.3       -  Control of the Development by the Landlord                               10
  Section 7.4       -  Landlord's Right of Entry                                                10
  Section 7.5       - Redevelopment                                                             10



  ARTICLE 8. - DAMAGE AND DESTRUCTION AND EXPROPRIATION

  Section 8.1       -  Damage to the Leased Premises                                            11
  Section 8.2       -  Damage to or Expropriation of the Development                            11


  ARTICLE 9. - TRANSFERS

  Section 9.1       -  Consent Required                                                         12
  Section 9.2       -  Transfer Conditions                                                      13
  Section 9.3       -  Additional Terms Respecting Transfers                                    14
 Section 9.4        -  Transfer Clause                                                          14

  ARTICLE 10. - LANDLORD'S SALE OR FINANCING OF DEVELOPMENT

  Section 10.1      -  Sale by the Landlord                                                     14
  Section 10.2      -  Subordination and Attornment                                             14
  Section 10.3      -  Status Statement                                                         14
  Section 10.4      - Financial Information                                                     14

  ARTICLE 11. - DEFAULT

  Section 11.1      -  Right to Re-enter                                                        15
  Section 11.2      -  Re-entry Without Termination                                             15
  Section 11.3      -  Distress Waivers                                                         15
  Section 11.4      -  Fraudulent Removal of Goods                                              15
  Section 11.5      -  Landlord May Cure the Tenant's Default                                   16
  Section 11.6      -  Application of Money                                                     16
  Section 11.7      -  Remedies Generally                                                       16
  Section 11.8      -  Expenses                                                                 16

  ARTICLE 12. - INTENT AND INTERPRETATION

  Section 12.1      -  Gross Lease                                                              16
  Section 12.2      -  Landlord and Representatives to Act Reasonably and in Good Faith         16
  Section 12.3      -  Entire Agreement and General Interpretation                              17
  Section 12.4      -  Severability                                                             17

  ARTICLE 13. - MISCELLANEOUS

  Section 13.1      -  Overholding - No Tacit Renewal                                           17
  Section 13.2      -  Successors                                                               17
  Section 13.3      -  Waiver                                                                   17
  Section 13.4      -  Force Majeure                                                            18
  Section 13.5      -  Notices                                                                  18
  Section 13.6      -  Registration                                                             18
  Section 13.7      -  Rules and Regulations                                                    18
  Section 13.8      -  Acceptance of Lease                                                      18


SCHEDULE OF DEFINITIONS

SCHEDULE "A"  -  LEGAL DESCRIPTION
SCHEDULE "B"  -  RULES AND REGULATIONS